UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2020

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Wireless Boulevard, Hauppauge, New York 11788
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (631) 924-1135

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On April 20, 2020, we, through our subsidiary Chembio Diagnostic Systems Inc., entered into a loan agreement with HSBC Bank USA, National Association, which we refer to as the PPP Loan, pursuant to the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act. Under the PPP Loan we will receive approximately $2.98 million, which will mature on April 20, 2022 and bear interest at a rate of 1.00% per annum. The PPP Loan is evidenced by a note dated April 20, 2020, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. We may prepay the PPP Loan at any time prior to maturity with no prepayment penalties.

Under the terms of the Paycheck Protection Program, certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. We intend to use all proceeds from the PPP Loan for such qualifying expenses. Based on currently available guidance, we expect that $2.4 to $2.7 million of the PPP Loan may be forgiven by the U.S. Small Business Administration, or SBA, upon submission of our application beginning 60 days but not later than 120 days after loan approval and upon documentation of expenditures in accordance with the SBA requirements. The amount of any principal or interest that is not forgiven and is outstanding as of October 20, 2020 will be fully amortized and equal monthly payments of principal and interest will be due commencing on November 20, 2020 through April 20, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Chembio Diagnostics, Inc.

Dated: April 21, 2020	By:	/s/ Neil A. Goldman
Neil A. Goldman
Executive Vice President and Chief Financial Officer